FORM 1-A
Regulation A Offering Statement
Part II – Offering Circular

American Homeowner Preservation 2015A+, LLC
819 South Wabash Avenue, Suite 606
Chicago, Illinois  60605
(800) 555-1055
www.ahpfund.com

February 19, 2016

American Homeowner Preservation 2015A+, LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell up to $50,000,000 of Class A Interests to the public. You can read a complete description of these securities in the “Securities Being Offered” section starting on page 21.

We are selling these securities directly to the public at our website, www.AHPFund.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company. The minimum investment is $100.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including the “Risks of Investing” section starting on page 3.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURTIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limits on How Much Non-Accredited Investors Can Invest” SECTION STARTING ON PAGE 24.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

SUMMARY OF OUR BUSINESS AND THE OFFERING	1
Summary of Our Business	1
Summary of the Offering	1
RISKS OF INVESTING	3
Speculative Nature of Real Estate Investing	3
No Guaranty of Distributions	3
Pricing of Loans	4
The Company Does Not Have A Credit Rating from Moody’s or Standard & Poor’s	4
Incomplete Due Diligence	4
Reliance on Management	4
Competition	4
Risks Associated with Leverage	5
the Company is a Startup Business	5
Competing Objectives	5
Limitation on Rights in Operating Agreement	5
Limitations on Rights in Investment Management Agreement	5
Limitations on Rights in Investment Agreement	6
Conflicts of Interest	6
Uninsured Losses	6
No Market for the Class A Interest; Limits on Transferability	7
Early Payment	7
Tax Cost	7
Our Track Record Does not Guaranty Future Performance	7
Risk of Failure to Comply with Securities Laws	7
Investors Can’t See Our Actual Investments Before Investing	7
Regulation As An Investment Company:	8
Asset-Backed Securities:	8
Breaches of Security	8
OUR COMPANY AND BUSINESS	9
Overview	9
Operating Agreement	10

i

Management	10
Management Fees	11
Our Affiliates	11
Investment Strategy	11
The Bidding Process	12
Resolutions	13
Key Positions	14
Loan Servicing	15
Leverage	15
Factors Likely to Impact the Performance of the Company	16
Offices and Employees	17
Our Revenue	17
Our Operating Costs and Expenses	17
The Trust	18
Our Track Record So Far	19
SECURITIES BEING OFFERED	21
Description of Securities	21
Voting Rights	21
Distributions	21
Term of Class A Interests	21
How We Decide How Much To Distribute	22
Withholding	22
No Guaranty	22
Transfers	22
Mandatory Withdrawals	22
Limited Right of Liquidity	23
LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST	24
SALE AND DISTRIBUTION OF SECURITIES	26
HOW TO INVEST	27
USE OF PROCEEDS	28
INVESTMENT COMPANY ACT LIMITATIONS	29
ASSET-BACKED SECURITIES	31
Definition of “Asset-Backed Security” in Regulation A	31

Definition of “Asset-Backed Security” in Exchange Act	31
SUMMARY OF OPERATING AGREEMENT	34
Formation and Ownership	34
Classes of Ownership	34
Management	35
Exculpation and Indemnification of Managing Member	35
Obligation to Contribute Capital	35
Personal Liability	35
Distributions	36
Transfers	36
Limited Right of Liquidity	36
Mandatory Withdrawal	36
Death, Disability, Etc.	36
Fees to Managing Member and Affiliates	37
“Drag-Along” Right	37
Rights to Information	37
Electronic Delivery	38
Amendment	38
FEDERAL INCOME TAX CONSEQUENCES	39
Classification as a Partnership	39
Federal Income Taxation of the Company and its Owners	39
Deduction of Losses	39
Tax Basis	40
Limitations of Losses to Amounts at Risk	40
Limitations on Losses From Passive Activities	40
Limitation on Capital Losses	41
Limitation on Investment Interest	41
Treatment of Liabilities	41
Allocations of Profits and Losses	41
Sale or Exchange of Class A Interests	42
Treatment of Distributions	42
Alternative Minimum Tax	43
Taxable Year	43

Section 754 Election	43
Unrelated Business Taxable Income for Tax-Exempt Investors	43
Tax Returns and Tax Information; Audits; Penalties; Interest	43
Other Tax Consequences	44
MANAGEMENT DISCUSSION	45
Operating Results	45
Liquidity and Capital Resources	45
Plan of Operation	45
DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES	46
Names, Ages, Etc.	46
Family Relationships	46
Ownership of Related Entities	46
Business Experience	47
Legal Proceedings	48
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	49
Overview	49
Management Fee Paid to Managing Member	49
Ownership Interest of Managing Member	50
Report to Investors	50
Method of Accounting	50
Stages of Development	51
VOTING RIGHTS OF OWNERS	52
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	53
FINANCIAL STATEMENTS	54
GLOSSARY OF DEFINED TERMS	55

SUMMARY OF OUR BUSINESS AND THE OFFERING

Summary of Our Business

American Homeowner Preservation 2015A+, LLC, which we refer to as the “Company,” was formed to invest in (buy) non-performing mortgage loans, meaning loans that are secured by a mortgage on real estate (typically somebody’s house) and delinquent on payments.

After we buy a loan, we typically reach out to the homeowner to achieve a speedy resolution that is acceptable both to the homeowner and to us.  Depending on a number of factors, one of four things typically happens:

•	The homeowner is able to refinance the loan and stay in the house.

•	Without refinancing, we accept a discounted lump sum for the loan and the homeowner stays in the house.

•	We modify the terms of the loan and the homeowner stays in the house.

•	Where the homeowner cannot afford to stay in the house, we take ownership of the house (usually on a consensual basis, but sometimes through foreclosure) and sell it.

We make a profit if our revenue – the proceeds we receive from the sale or other dispositions of loans, the proceeds we receive from selling houses, and any loans payments we receive from homeowners along the way – exceeds the price we paid for the loans in the first place, after subtracting all our expenses (e.g., loan servicing costs and management and legal fees).

Summary of the Offering

The Company is offering to sell its securities to the public in what we refer to as the “Offering.” Specifically, the Company is offering to sell up to $50,000,000 of Class A Interests. We refer to anyone who purchases a Class A Interest as an “Investor.”

After paying all expenses, we will make distributions each month in the following order of priority:

•	First, we will distribute enough to pay Investors a return of 12% per year on their invested capital.

•	Second, we will return to Investors all of their invested capital.

•	Third, after Investors have received their 12% annual return and all their invested capital, we will keep any remaining profit for ourselves.

NOTE:  There is no guaranty that we will earn enough profit to distribute a 12% return to Investors, or even to return their capital.

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The Company will try to return to Investors all of their capital no later than the fifth anniversary of the purchase date, assuming there is sufficient cash flow. However, they might receive their capital sooner, later, or not at all.

Therefore, if you purchase a Class A Interest and we are successful, you will receive a 12% return on your investment and have all your money back within five years. If we are not successful, you may receive a return lower than 12%, or even lose some or all of the money you invest.

THAT WAS ONLY A SUMMARY

PLEASE READ THE OTHER SECTIONS OF THIS OFFERING CIRCULAR
CAREFULLY FOR MORE INFORMATION

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RISKS OF INVESTING

Buying a Class A Interest is speculative and involves significant risk, including the risk that you could lose some or all of your money. This section describes some of the most significant factors that make the investment risky. The order in which these factors are discussed is not intended to suggest that some factors are more important than others.

Speculative Nature of Real Estate Investing:  Real estate is notoriously speculative and unpredictable. For example, many very experienced, very informed people lost money when the real estate market declined in 2007-8. When the real estate market is healthy, as it was from 2003 through 2006, it appears that it will be healthy forever, but time after time history has shown that the real estate market goes down without warning, sometimes resulting in devastating losses. Most or all of the assets purchased by the Company will be backed by real estate. If the real estate market declines, the Company might not be able to pay the return you expect or even to pay back your investment.

No Guaranty of Distributions:  When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guaranties you will get your money back. Buying a Class A Interest of the Company is not like that at all. The ability of the Company to make the distributions you expect, and ultimately to give you your money back, depends on a number of factors, including some beyond its control. Nobody guaranties that you will receive distributions.

Speculative Nature of Real Estate Loans:  Investments in loans backed by real estate are highly speculative. Among the risks are the following:

•
We could be mistaken in our view of the value of the real estate underlying a loan. For example, if we paid $80 for a loan, believing that the value of the underlying real estate is $100, but the actual value is only $70, we could incur a substantial loss. Our assessment of the value of the underlying real estate could be incorrect for any number of reasons, including unknown and unanticipated environmental hazards.

•	A homeowner could tie us up in legal proceedings for a lengthy period of time, as we try to foreclose on the underlying real estate.

•	A homeowner could file for bankruptcy protection, causing further delay, cost, and complication.

•	Local laws we have not taken into account could hamper our ability to foreclose on the underlying real estate.

•
We could learn after the fact that the original lender or prior mortgage holder had failed to comply with legal or technical requirements in the loan documents, making it more difficult or even impossible for us to collect on the Loan and/or foreclose on the property.

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•
The homeowner might have lied on the loan application about important information, including the ownership of the underlying real estate or the existence of prior liens. If the underlying real estate securing a loan is encumbered by other liens with a higher priority, it could reduce or even eliminate the value of the loan.

•	The person who sold the loan to the Company might have lied about or hidden important information.

•	A homeowner could make claims against the Company based on a theory of “lender liability” or otherwise.

Pricing of Loans:  The success of the Company, and its ability to make distributions to Investors, depends on our ability to gauge the value of loans that are in default. Although the Company and its advisors rely on various objective criteria, ultimately the value of these loans is as much an art as a science, and there is no guaranty that the Company and its advisors will be successful.

The Company Does Not Have A Credit Rating from Moody’s or Standard & Poor’s:  Credit rating agencies, notably Moody’s and Standard & Poor’s, assign credit ratings to debt issuers, which are intended to help Investors gauge the ability of the issuer to repay the loan. The Company has not been rated by Moody’s or Standard & Poor’s and, as a result, Investors have no objective measure by which to judge the creditworthiness of the Company.

Incomplete Due Diligence:  We perform “due diligence” on the loans and other assets we purchase, meaning we review some of the available information about the loans and the underlying collateral. As a practical matter, however, it is simply impossible to review all of the information about a given loan (or about anything) and there is no assurance that all of the information we have reviewed is accurate. For example, sometimes important information is hidden or unavailable, or a third party might have an incentive to conceal information or provide inaccurate information, and we cannot verify all the information we receive independently. It is also possible that we have reached inaccurate conclusions concerning the information we have reviewed.

Reliance on Management:  You will not have a right to vote or otherwise participate in managing the Company, except on very limited matters. Instead, the Investment Manager will make all investment and trading decisions and the Manager of the Company will make all other business decisions. As a result, the success of the Company – and its ability to make payments with respect to your Class A Interest – will depend almost exclusively on the skills of the Investment Manager and its principal, Jorge Newbery. If Mr. Newbery resigned, died, or became ill, the Company and its Investors could suffer.

Competition:  Many companies and individuals compete to invest in the same kinds of loans the Company buys. The more competition there is, the more the Company will be required to pay for loans and the more risk the Company will be required to assume to obtain a given return (yield) on its investments.

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Risks Associated with Leverage:  the Company might borrow money from banks or other lenders to purchase loans or other assets. Borrowing money to purchase assets is sometimes referred to as “leverage.” While using leverage can increase the total return on the borrower’s equity, it also increases risk because the amount borrowed has to be repaid in accordance with a schedule. To repay its loans, the Company might have to sell assets at a time when values are low, for example.

the Company is a Startup Business:  Although the principals of the Company have been engaged in the real estate and finance industries for years, the Company is a relatively new business with a new and unproven business model, i.e., investing in non-performing loans using capital raised on the Internet. Like any new business, the Company faces challenges on a number of fronts, including attracting and retaining qualified employees, designing and implementing new business systems, technology systems, marketing, and capital formation. If the Company failed in any of these or other key areas, the whole business could fail.

Competing Objectives:  the Company has financial objectives – generating current income and capital appreciation – but has non-financial objectives as well – namely, providing viable solutions for homeowners at risk of foreclosure. Because of its dual objectives, one relating to financial returns and the other related to social betterment, the Company does not try to squeeze the maximum possible financial value from every loan. As a result, the ability of the Company to make distributions to Investors could be impaired.

Limitation on Rights in Operating Agreement:  The Operating Agreement limits your rights in several important ways, including these:

•	The Operating Agreement significantly curtails your right to bring legal claims against management.

•	The Operating Agreement limits your right to obtain information about the Company and to inspect its books and records.

•	You have no right to remove the Managing Member, even if you think the Managing Member is doing a bad job.

•	The Managing Member is allowed to amend the Operating Agreement in certain respects without your consent.

•	The Operating Agreement restricts your right to sell or otherwise transfer your interest.

•	The Operating Agreement provides that all disputes will be conducted Cook County, Illinois.

Limitations on Rights in Investment Management Agreement:  The Investment Management Agreement limits the right of the Company or an Investor to bring legal claims against the Investment Manager. For example, the fact that the Investment Manager overpaid for a loan or a pool of loans would not, in itself, give the Company or an Investor the right to sue.

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Limitations on Rights in Investment Agreement:  To purchase a Class A Interest, you are required to sign our Investment Agreement. The Investment Agreement would limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Interest:

•
In general, your claims would be resolved through arbitration, rather than through the court system. Any such arbitration would be conducted in Wilmington, Delaware, which might not be convenient for you.

•	You would not be entitled to a jury trial.

•	You would not be entitled to recover any lost profits or special, consequential, or punitive damages.

•	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

Conflicts of Interest:  Our interests could conflict with your interests in a number of important ways, including these:

•
Your interests might be better served if our management team devoted its full attention to maximizing the value of just the loans and other assets purchased by the Company. Instead, our team will be managing the assets and liabilities of other entities affiliated with the Company.

•	Members of our management team have business interests wholly unrelated to the Company and its affiliates, all of which require a commitment of time.

•
Our management fees are based on the amount of capital we raise. To some extent, we have a financial incentive to raise as much money as possible, even if we cannot deploy the capital effectively, which could lead us to buy loans with lower potential and/or to overpay for loans.

•	We might buy loans from our affiliates. Although we will always seek to establish a fair, arm’s-length price for loans, our interests as a seller conflict with your interests as a buyer.

•
The lawyer who prepared the Operating Agreement, the Investment Agreement, and this Offering Circular represents us, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

Uninsured Losses:  We will decide what kind of insurance to purchase, and in what amounts. However, some risks cannot be insured at all, or cannot be insured on an affordable basis, and the Company might not be able to purchase or afford all the insurance it needs. Therefore, the Company could incur an uninsured loss.

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No Market for the Class A Interest; Limits on Transferability:  There are several obstacles to selling or otherwise transferring your Class A Interest:

•	There will be no established market for your Class A Interest, meaning you could have a hard time finding a buyer.

•	By its terms, the Class A Interest may not be transferred without our consent.

•	Although you have the right to ask us to purchase your Class A Interest, or arrange for someone else to purchase your Class A Interest, there is no guaranty that we will be able to do so.

Taking all that into account, you should plan to own your Class A Interest through its full five year term.

Early Payment:  The Company expects to pay back your capital before the fifth anniversary. Therefore, you should not expect to receive a 12% annual return for the entire five year period.

Tax Cost:  Most of the Company’s income will be in the form of interest or short-term capital gain, rather than long-term capital gain.

Our Track Record Does not Guaranty Future Performance:  While affiliates of the Company, engaged in the same business, have done very well during the short period of their existence, there is no guaranty that the Company will do well. The economy as a whole and the real estate market in particular have been very favorable to date; as surely as night follows day, economic conditions will change and we might not be able to adapt.

Risk of Failure to Comply with Securities Laws:  Affiliates of the Company have previously sold securities relying the exemption under Rule 506(c) of Regulation D issued by the Securities and Exchange Commission, and the current Offering by the Company relies on the exemption under Regulation A. In all cases, we have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the Federal government and State regulators, as well as to lawsuits from investors.

Investors Can’t See Our Actual Investments Before Investing: As of the date of this Offering Circular, the Company doesn’t own any loans or other real estate assets. As a result, Investors cannot see or evaluate our assets before making an investment decision. Instead, investors are asked to invest first, then trust that their money will be used wisely.

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Regulation As An Investment Company: If the Company were treated as an “investment company” under the Investment Company Act of 1940, we would be required to comply with a number of special rules and regulations and incur significant cost doing so, which would impair our ability to make payments with respect to the Notes. If we failed to comply with these special rules and regulations, we could be prohibited from operating our business and subject to civil and criminal liability, and any contracts we were a party to might be unenforceable. We intend to conduct our business so that we are not treated as an investment company. See the “Investment Companies” section starting on page 29. However, we might not be successful.

Asset-Backed Securities: The securities laws include two definitions of the term “asset-backed security.” If the Class A Interests were treated as “asset-backed securities” within the meaning of the first of these definitions, we would not be allowed to sell them in this Offering. If the Class A Interests were treated as “asset-backed securities” within the meaning of the second of these definitions, the Company would be subject to substantial and onerous reporting obligations. For the reasons described in the “Asset-Backed Securities” section starting on page 31, we do not believe that the Class A Interests constitute asset-backed securities under either definition. If the Securities Exchange Commission or another regulatory body were to conclude otherwise, however, we might be unable to complete the Offering, or we might be subject to onerous reporting obligations.

Breaches of Security:  It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

Overview

American Homeowner Preservation 2015A+, LLC, which we refer to as the “Company,” is a limited liability company organized under the laws of Delaware. The Company pursues two main goals:  to generate income for its owners and Investors; and also to help struggling homeowners through a difficult time.

The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments). We refer to these as “Loans.”

The Loans we buy were often originated or previously owned by financial institutions that are now defunct, like Countrywide Financial, Lehman Brothers, Associates Financial Services and a variety of smaller banks. Although many mortgage loans became delinquent during the 2008-9 financial crisis, the owners of delinquent loans have been slow to sell them. More than $30 billion in nonperforming and sub-performing residential mortgage loans were sold in the first half of 2014, compared with $25 billion in all of 2013, according to Financial Advisor. Freddie Mac completed its largest sale of non-performing loans ever in March 2015, and Fannie Mae just announced in April 2015 that “it will begin offering pools of non-performing single-family mortgages.”

We typically buy Loans through an open bidding process and have developed a proprietary model for calculating the amount we will bid. We tend to focus on smaller Loans, with unpaid principal balances in the range of $100,000 or less.

After we buy a Loan, we approach the homeowner, who by definition has been unable to make payments on his or her mortgage. We do not necessarily try to extract the maximum possible value from the Loan. Instead, we work with the homeowner to achieve a quick resolution that is acceptable both to the homeowner and to us.  Depending on a number of factors, including the income of the homeowner, the local market, and the value of the house, four outcomes are possible:

1)           Outcome #1:  The homeowner is able to refinance the Loan – for example, by borrowing money from a bank. We accept the refinanced amount, which is lower than the face amount of the Loan (but still more than we paid for the Loan) as payment in full, and the homeowner stays in his or her house.

2)           Outcome #2:  Even without refinancing, the homeowner is able to pay us a lump sum that we accept a payment in full for the Loan, and the homeowner stays in the house.

3)           Outcome #3:  We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount and/or the interest rate. After the homeowner has begun to make regular payments under the new terms, we sell the Loan to a third party, and again the homeowner stays in his or her house.

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4)           Outcome #4:  Where the homeowner cannot afford to stay in the house or doesn’t want to, we take ownership of the house and sell it. Normally, the homeowner signs the house over to us voluntarily in exchange for an incentive payment and being released from personal liability for the Loan, without the need for legal action, but sometimes we are required to take legal action (i.e., to foreclose).

In general, our revenues come from four sources:

1)           The proceeds we receive when a Loan is refinanced under Outcome #1;

2)           The lump sum we received under Outcome #2;

3)           The proceeds we receive when a Loan is sold under Outcome #3;

4)           The proceeds we receive when a house is sold under Outcome #4; and

5)           Any Loan payments we receive from the homeowner along the way.

We make a profit if the sum of these revenues exceeds the price we paid for the Loans in the first place, after subtracting all our expenses (e.g., management and legal fees).

Operating Agreement

The Company is governed by an Operating Agreement dated January 21, 2016, which we refer to as the “Operating Agreement.” A copy of the Operating Agreement is attached as Exhibit 1A-2B.

Under the Operating Agreement, the owners of the Company are referred to as “Members.”

Management

Business Management

Under the Operating Agreement, the Company is managed by American Homeowner Preservation Management, LLC, which we refer to as the “Managing Member.” The Operating Agreement gives the Managing Member exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Stock in the Offering, have no right to participate in the management of the Company.

Investment Management

The Managing Member has delegated responsibility and authority for making investment and trading decisions to AHP Capital Management LLC, which we refer to as the “Investment Manager,” pursuant to an Investment Advisory and Management Services Agreement dated January 27, 2016, which we refer to as the “IMA.” A copy of the IMA is attached as Exhibit 1A-6A. The Investment Manager is currently exempt from registration as an investment advisor with both the Securities and Exchange Commission and the State of Illinois.

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Management Fees

The Managing Member will charge the Company a management fee equal to 0.1667% of the total capital accounts  of all of its Members as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus $60 per month for each active asset. The Managing Member is responsible for the compensation of the Investment Manager.

The “capital account” of a Member will generally be equal to the amount the Member paid for his or her Class A Interest, minus the amount of capital that has been returned to the Member.

Our Affiliates

American Homeowner Preservation, LLC, or “AHP,” is an affiliate of the Company. The Managing Member of the Company is also the managing member of AHP, and the Investment Manager of the Company is also the investment manager of AHP. AHP is also in the same business as the Company, i.e., buying distressed mortgage loans and trying to work out amicable resolutions with homeowners.

Investment Strategy

The Investment Manager believes the Company can buy distressed residential mortgage loans at significant discounts to their unpaid principal balances and, more importantly, to their current and future market values. Many depository institutions and other holders of portfolios of sub-performing or non-performing mortgage loans in the United States continue to be under financial duress and may be motivated to sell these loans at favorable prices. In addition, government-related agencies acting as receivers, such as the Federal Deposit Insurance Corporation, have acquired and are expected to continue to acquire significant portfolios of troubled loans from failed depository institutions. In addition to sellers who may be under duress, many sellers prioritize their non-performing loan portfolios and look to sell the smallest, most distressed loans to other Investors willing to take on the resolution.

The size of the non-performing and sub-performing residential mortgage loan market has grown considerably in the last few years, and the Investment Manager believes that it will continue to grow. The Investment Manager believes that close to $300 billion of residential mortgage loans are troubled or at significant risk of default in their present state.

According to a 2014 Negative Equity Report published by Zillow, the condition of “negative equity,” where the amount of mortgage debt exceeds the value of the home, is concentrated in communities of lower value homes, like so many social problems in our country. Separating the housing market into “bottom tier,” “middle tier,” and “highest tier,” the report concludes that 27.4% of all bottom-tier homes were in negative equity in the third quarter of 2014. In contrast, just 15.7% of middle-tier homes and 9.3% of the highest-tier homes suffered from negative equity. The Company has generally invested in lower-dollar value loans, corresponding to the mortgage loans on lower-value homes, and anticipates that the Company will do the same thing.

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The Investment Manager has significant experience with lower dollar-value distressed mortgage loans, generally on residential properties worth less than $100,000. The Investment Manager believes it is one of only a few national, institutional-quality buyers (with committed capital) for these lower dollar-value assets, and it seeks to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single-family residential mortgage loans, secured by one-to-four-family homes. On occasion, if the Investment Manager believes it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) mortgage loans secured by more than four family homes, and/or (iii) and commercial loans. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes will comprise more than 90% of its total portfolio, although the Investment Manager is not bound by that figure.

The Bidding Process

Bidding on loans and loan portfolios (groups of loans) is both an art and a science.

Typically, the process begins when a seller provides the Company and other potential buyers with a list of loans being offered for sale and requests initial bids. The seller might, or might not, provide such information as:

•	A full or partial address

•	The borrower’s name

•	The property type

•	The original loan amount

•	The original appraised value

•	The term of the loan and the maturity date

•	The current and/or original interest rate and principal and interest payment

•	The escrow balance

•	The borrower’s original FICO score

•	Loan modification data

•	Payment history

•	Foreclosure or bankruptcy status

•	Property square footage and lot size

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•	Broker’s price opinion

•	The delinquent tax amount

To help make sense of the data and make accurate bids, the Investment Manager\developed and began using a proprietary pricing model in June 2015. Incorporating more than 3,000 state-level and 40,000 zip code-level data points, this pricing model allows a detailed analysis of portfolio valuation, using different projected resolution outcomes.

If the Company wins the initial bid, we order two documents, a title report and a broker’s price opinion, and dig deeper into the due diligence materials, noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors. Sometimes a bid is reduced to as low as $1.

Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller feels the bid is too low.

Resolutions

After we purchase a Loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current, we typically sell the loan.
Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan for less than its face amount.
Modification of the Loan
When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, or reducing the principal. After the modified loan is current, we typically sell the loan.

Deed In Lieu of Foreclosure
When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the home. Depending the circumstances, we might even pay the homeowner for the deed. In either case we will end up selling the property.

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Involuntary Foreclosure
As a last resort, we can foreclose on the property and sell it. Sometimes, a homeowner who has been unwilling to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower recovery than consensual solutions and we try to avoid it.

Key Positions

The following are the key positions in the operations of the Company:

•
Due Diligence Specialists:  Due Diligence Specialists run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate.

•
Document Specialists: A Document Specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged, recorded, and stored with the custodian. This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

•
Asset Managers:  The Asset Manager guides the homeowner through loan modification, repayment plans, deed-in-lieu, and other resolution options. Asset Management is a hybrid role that blends homeowner counseling, mortgage servicing, and property management/preservation to meet dual goals of (i) keeping Americans in their homes, and (ii) providing attractive returns to investors.

•
Litigation Coordinators:  Litigation Coordinators manage the Company’s relationship with its attorney-vendor network, represent each series of the Company (including the Company) at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

•
Resolution Managers:  Resolution Managers report directly to Jorge Newbery, the CEO, and are responsible for providing the tools, objectives, and leadership required to meet individual and Company goals. This includes setting initial reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

All of these roles are filled by employees of the Investment Manager, not the Company. The Company itself (including the Company) has no employees.

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Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company itself does not service the Loans that it acquires. Instead, it engages a third party. Currently, a company called Home Servicing, LLC, or “HSLLC,” is engaged to service the Company’s Loans pursuant to an agreement captioned “Flow Special Servicing Agreement” dated December 22, 2015 (the “Servicing Agreement”). The Servicing Agreement will apply to the Loans acquired by the Company. HSLLC is not affiliated with the Company, the Managing Member, or the Investment Manager.

HSLLC is currently servicing more than 5,500 loans and real estate owned, for the Company as well as for approximately 15 other companies. Its portfolio includes approximately 1,300 performing loans and more than 4,200 non-performing, special-servicing loans. The collateral supporting these loans includes single-family and multi-family homes, mobile homes, condominiums, and raw (unimproved) land.

Pursuant to the Servicing Agreement, the Company will compensate HSLLC as follows:

•	For each loan that is non-performing (loans where payments are more than 29 days past due), in foreclosure, or in bankruptcy, the Company will pay HSLLC compensation of $40 per month.

•	For each performing loan (loans where payments are less than 30 days past due), the Company will pay HSLLC compensation of $20 per month.

•	HSLLC is entitled to retain late charges, charges for checks returned for insufficient funds, and other amount charged to borrowers.

•	HSLLC is entitled to certain setup charges.

•	HSLLC is entitled to certain ancillary fees.

•	The Company will reimburse HSLLC for the salaries for HSLLC employees who are located in the Company’s offices. Currently there are three such employees.

A copy of the Company’s contract with HSLLC is attached as Exhibit 1A-6B.

Leverage

The Company might borrow money to buy Loans or other assets, which is referred to as “leverage.” the Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy loans, the amount of the borrowing typically does not exceed 70% of the price of the loans.

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Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

•
Availability of Reasonably Price Loans:  For the Company to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improves the number of distressed loans could dwindle, making it more difficult for us to purchase loans at reasonable prices.

•
Competition to Purchase Loans:  We have been very successful buying distressed mortgage loans. Although we believe the Investment Manager has special expertise, others have entered the market, bidding against us for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices.

•
Availability of Credit to Homeowners:  One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or not as easily.

•	Housing Market: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. If housing prices fall, our profits fall along with them.

•
Interest Rates:  Our business is very sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. Today, interest rates in general, and mortgage interest rates in particular, are at historic lows, suggesting that interest rates are more likely to go up from this point than to go down.

•
Changes in Laws:  Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments. It is possible that laws or regulations could be changed in a way adverse to our business.

•
Performance of Internal Systems:  We continue to improve our internal systems and to adopt new systems, including the proprietary pricing model we began to use in June 2015. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

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•
Ability to Attract Qualified Employees:  Like many businesses, we rely on data and computer models and spreadsheets, even more so today than we did just a few years ago. Nevertheless, we are very much a “people business.” Not only do we need human eyes to review (and sometimes modify) the pricing models produced by our computers, but the real key to our success lies in our ability to interact with homeowners, who are people, not machines. As a result, we must continue to attract and retain highly skilled employees.

Offices and Employees

The Company’s offices are located at 819 South Wabash Avenue, Suite 606, Chicago, IL  60605. The Company occupies approximately 2,200 square feet of office space.

The Company has no employees. The Investment Manager currently employs 14 people on a full-time basis and one person on a part-time basis. The Investment Manager’s total payroll during its most recent fiscal year was approximately $315,000.

Our Revenue

The revenue of the Company will include:

•	Payments we receive from homeowners with respect to their mortgage loans

•	Payments we receive from other borrowers with respect to their mortgage loans

•	Rental payments we receive from leased real estate

•	Proceeds we receive from the sale of loans

•	Proceeds we receive from the sale of houses or other assets

•	Proceeds we receive when a homeowner pays off a loan

•	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company will incur a variety of costs and expenses, including:

•	Management fees

•	The costs of the Offering

•	Costs incurred in finding, evaluating, and purchasing Loans and other property

•	Commissions

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•	Settlement charges, including title charges

•	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

•	Loan servicing fees

•	Investor communications

•	Insurance premiums

•	Taxes and fees imposed by governmental entities and regulatory organizations

•	Bank and escrow fees

The Trust

The Company and AHP are the sole beneficial owners of the American Homeowner Preservation Trust (the “Trust”), which was established by an Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, AHP, the Investment Manager, and U.S. Bank Trust National Association (“U.S. Bank”), which serves as the trustee of the Trust, dated October 29, 2014. A copy of the Trust Agreement is attached as Exhibit 1A-6C.

The Trust is treated as a “grantor trust” for tax purposes, with the result that all of its income and losses are reported on the tax return of the Company as the sole beneficial owner.

Under the terms of the Trust Agreement, substantially all of the assets of the Company will be held by the Trust and managed by the Investment Manager. Investors will not be parties to the Trust Agreement and have no personal interest in the Trust.

The Company has elected to structure its investment program through the Trust to address certain state licensing and registration requirements applicable to the mortgage loan industry.

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Our Track Record So Far

American Homeowner Preservation, LLC, or “AHP,” an affiliate of the Company, has been investing in distressed mortgage loans for profit for approximately two years. During that time, it has purchased approximately 1,144 mortgage loans for an aggregate price of approximately $11,767,419, in four different programs. The results of these programs, through December 31, 2015, have been as follows:

Program Name	2013C	2013D	2014A	2014B
Start Date	12/18/2013	1/2/2014	4/16/2014	2/27/2015
Raised from Investors	$4,653,970	$643,089	$2,283,255	$4,187,104
Number of Loans Purchased	248	47	377	622
Total Purchase Price of Loans	$4,633,487	$661,989	$2,268,188	$6,326,802
Leverage	0	0	0	0
Number of Loans Remaining	69	17	147	348
Total ROI*	22.30%	42.60%	28.70%	52.90%
Targeted Yield to Investors	9-12%	9-12%	9-12%	9-12%
Paid to Investors To Date	$2,916,338	$339,342	$663,343	$1,183,000
Amount Paid to Date As Percentage of Investment	63%	53%	29%	28%
Remaining Investor Capital	$1,743,662	$678,025	$1,754,157	$2,337,000
Value of Assets Remaining**	$2,678,692	$747,850	$4,672,444	$16,171,252
Outstanding Indebtedness	0	0	0	0
Total Management Fee To Date	$123,162	$30,220	$50,290	$7,933
Total Class M Distribution to Date	0	0	0	0
Other Compensation to Managing Member and Affiliates	None	None	None	None

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*The Total Return On Investment (ROI) to Date is calculated for the entire series, not for any particular security issued by the security. The value of the remaining assets of any series, if any, has been estimated by the Investment Manager based on current market conditions. The ending date for the calculation is May 31, 2015, except for Series 2014B, which is calculated through June 30, 2015.

**The Value of Assets Remaining is estimated by the Investment Manager.

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SECURITIES BEING OFFERED

Description of Securities

We are offering to the public up to $50,000,000 of Class A Interests, which we refer to as the “Class A Interests.”

Voting Rights

Owners of the Class A Interests – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company is managed by the Managing Member exclusively. However, without the consent of a majority of the Investors, measured by capital accounts, the Managing Member may not take any action that would reasonably be expected to have an adverse effect on the Company.

Distributions

We intend to make distributions every calendar quarter. The order of distributions will be governed by the Company’s Operating Agreement.

Section 6.1(a) of the Operating Agreement provides for the following order of priority:

•	First, under section 6.1(a)(i) of the Operating Agreement, we will distribute enough to pay Investors an annual return of 12% on their invested capital.

•	Second, under section 6.1(a)(ii) of the Operating Agreement, we will return to Investors all of their invested capital.

•	Third, under section 6.1(a)(iii) of the Operating Agreement, after Investors have received their 12% annual return and all their invested capital, we will keep any remaining profit for ourselves.

The Operating Agreement is attached as Exhibit 1A-2B.

IMPORTANT NOTE:  There is no guaranty that we will have enough money to pay Investors a 12% return, or even to return their capital.

Term of Class A Interests

Under section 6.2 of the Operating Agreement, the Managing Member must try to return the all of the money invested by each Class A Member no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, Class A Members might receive a return of their investment later than five years, or not at all. If the Company is profitable, as we expect it to be, it is very likely that investors will receive a return of their investment sooner than five years.

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How We Decide How Much To Distribute

To decide how much to distribute during any calendar quarter, we start with our revenues, which include the proceeds of sale and refinancing transactions as well as payments we receive from homeowners with respect to their mortgage loans. We then subtract our actual expenses, which include management fees, bank fees, appraisal costs, insurance, commissions, marketing costs, taxes, and legal and accounting fees. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations, we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though you received a check for only $90.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to distribute enough to pay a 12% annual return to Investors or even to return all of the invested capital.

Transfers

No Investor may sell, transfer, or encumber (place a lien on) his Class A Interest unless (i) the Managing Member, in its sole and absolute discretion, approves the transfer; or (ii) in the case of an Investor that is a natural person, such Investor dies or a court finds that he or she is legally incompetent, in which case the Class A Interest shall be transferred automatically to the heirs or personal representative of the Investor.

Before the Managing Member consents to a transfer of a Class A Interest, it may impose reasonable conditions, including but not limited to written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer, and (iii) the transfer will not cause the termination of the Company as a partnership under section 708 of the Internal Revenue Code or cause the Company to be treated as a “publicly traded partnership” under section 7704 of the Internal Revenue Code.

Mandatory Withdrawals

The Managing Member may require an Investor to withdraw all or a portion of the Investor’s capital account upon five days notice, for any reason or for no reason.

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The Managing Member may require an Investor to withdraw all or a portion of her capital with no notice under certain circumstances, including if:

•	The Managing Member believes the Investor made a material misrepresentation to the Company;

•	Legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Investor’s interest in the Company;

•	The Investor transferred a Class A Interest in violation of the Operating Agreement; or

•	The Managing Member believes that the Investor’s ownership has caused or will cause the Company to violate any law or regulation.

If the Managing Member causes an Investor to withdraw all of the Investor’s capital account, the Investor will have no further interest in the Company or the Company.

Limited Right of Liquidity

At any time after purchasing a Class A Interest, an Investor may request that the Managing Member purchase, or arrange for the purchase, of all or a portion of the Investor’s Class A Interest. Upon receipt of such a request, the Managing Member must use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Managing Member is not able to purchase or arrange for the purchase of the Class A Interest, the Investor may either rescind or maintain the request.

In seeking to accommodate a request from an Investor, the Managing Member is not required to do any of the following:  (i) purchase the Class A Interest for its own account; (ii) contribute money for the purchase; (iii) borrow money or dispose of assets; or (iv) take any other action the Managing Member believes would be adverse to the interests of the Company or its other Members.

If all or a portion of an Investor’s Class A Interest is purchased pursuant to the Investor’s request, the Investor’s rate of return could be reduced below 12%. Specifically, if the purchase occurs within six months following the date the Investor acquired its Class A Interest, then the return will be reduced from 12% to 10%, while if the purchase occurs more than six months but less than 12 months following the date the Investor acquired its Class A Interest, then the return will be reduced from 12% to 11%.

If more than one Investor asks the Managing Member to purchase or arrange for the purchase of a Class A Interest, the Managing Member will consider the requests in the order received.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

•
A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

•
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

•	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

•	A business in which all the equity owners are accredited investors;

•
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

•	A bank, insurance company, registered investment company, business development company, or small business investment company;

•	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

•	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

•	10% of your annual income; or

•	10% of your net worth.

These limits are imposed by law, not by us.

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When you go to our website, www.AHPFund.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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SALE AND DISTRIBUTION OF SECURITIES

In the Offering, we are offering up to $50,000,000 of our Class A Interests, which we refer to as the “Class A Interests.”

The Offering will begin as soon as our registration statement is “qualified” by the Securities and Exchange Commission. It will end upon the earlier of (1) the date we have sold $50,000,000 of Class A Interests (i.e., all the securities we are offering), (2) the date two years after it begins, or (3) the date we decide to end it.

Only the Company of the Company is selling securities in this Offering. None of our existing Members is selling any securities.

There is no “minimum” in this offering. Although we are trying to raise as much as $50,000,000, we will accept and deploy all the money we raise, no matter how little. If we raise less money, it just means we will buy fewer loans and other assets.

We are not using an underwriter or broker to sell the Class A Interests. Instead, we are selling Class A Interests only through our website, located at www.AHPFund.com, which we refer to as the “Site.” If you are reading this Offering Circular, you probably visited the Site and clicked through.

We are not paying commissions to anybody for selling the Class A Interests.

We reserve the right to reject any subscription in whole or in part for any reason.  If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize.  Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Interest, our advertising materials will not give a complete understanding of this Offering, the Company, the Company, or the Class A Interests and are not to be considered part of this Offering Circular.  The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class A Interests.

For instructions how to invest, see the “How To Invest” section, starting immediately below.

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HOW TO INVEST

To buy a Class A Interest, go to our website, www.AHPFund.com, which we refer to as the “Site,” and follow the instructions. We will ask for certain information about you, including:

•	Your name and address

•	Your social security number (for tax reporting purposes)

•	Whether you are an “accredited investor”

•	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-6E.

You will pay for your Class A Interest using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until we review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decided to accept your subscription, we will release your money from the escrow account to the Company at a time we select. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Class A Interest.

Anyone can buy a Class A Interest. We do not intend to limits investment to people with a certain income level or net worth.

The minimum investment is $100.

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USE OF PROCEEDS

We expect the Offering itself to cost about $75,000, including legal and accounting fees – principally the cost of preparing this Offering Circular. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to purchase loans and other assets for the Company, and to pay its normal operating costs, including the management fee to the Managing Member.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Interests. Because we are not paying any commissions, more of your money can go to work for you.

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INVESTMENT COMPANY ACT LIMITATIONS

A company that is treated as an “investment company” under the Investment Company Act of 1940 is subject to stringent and onerous regulation, like a mutual fund. Being an investment company isn’t illegal, but is very expensive. If the Company were treated as an investment company it would be very bad for our business.

All of the Company’s assets will consist of mortgages and other interests in real estate. As a result, and as discussed in detail below, we believe the Company will not be treated as an investment company because of the exemption under section 3(c)(5)(C) of the Investment Company Act of 1940, which provides that an entity “primarily engaged” in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate” will not be treated as an investment company.

The SEC has taken the position that an issuer qualifies for the section 3(c)(5)(C) exemption if the following three conditions are satisfied:

1)	At least 55% of its assets consist of “mortgages and other liens on and interests in real estate.” We refer to these as “Qualifying Interests.”

2)	At least an additional 25% of its assets consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of the issuer’s assets are Qualifying Interests).

3)	Not more than 20% of the issuer’s assets consist of other “miscellaneous investments.”

The SEC has also taken the position that fee interests in real estate, and mortgage loans that are “fully secured by real property” constitute Qualifying Interests.

Finally, the SEC has taken the position that a mortgage loan will be treated as “fully secured by real property” where the following two conditions are satisfied:

1)	100% of the fair market value of the loan was secured by real estate at the time the issuer acquired the loan. We refer to this as the “Date of Purchase Test.”

2)	100% of the principal amount of the loan was secured by real estate at the time of origination. We refer to this as the “Date of Origination Test.”

Section 3.2(b) of the Operating Agreement imposes five requirements directly related to satisfying the Date of Purchase Test and the Date of Origination Test:

1)	At least 95% of the assets of the Company will consist of mortgages and other liens on and interests in real estate;

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2)
For at least 95% of the mortgage loans purchased by the Company, the Investment Manager must have a reasonable belief that 100% of the acquisition cost of the loan (that is, the price paid by the Company for the loan) is secured by real estate at the time of purchase;

3)
No fewer than 95% of the mortgage loans purchased by the Company, by value, must include a written indication in the historic file that the loan was 100% secured by real estate at the time of origination;

4)	The Company will not purchase any mortgage loan where there is written indication in the historic file that the loan was not 100% secured by real estate at the time of origination; and

5)	The Investment Manager shall take such other steps to ensure that the Company is not treated as an investment company.

If the Company satisfies these five requirements, then it will also satisfy section 3(c)(5)(C) of the Investment Company Act of 1940, and will not be treated as an investment company. The Investment Manager will carefully monitor the Company’s assets for these purposes.

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ASSET-BACKED SECURITIES

Definition of “Asset-Backed Security” in Regulation A

The Class A Interests are being offered pursuant to Regulation A issued by the SEC. Under 17 CFR §230.261(c), a security that is an “asset-backed security” may not be offered under Regulation A. For these purposes, the term “asset-backed security” has the same meaning as in Item 1101(c) of SEC Regulation AB.

The Class A Interests do not satisfy the definition of “asset-backed security” set forth in Item 1101(c) of SEC Regulation AB. Among other things, the Company will invest almost exclusively in non-performing mortgage loans, and under Item 1101(c)(iii), a security is not an “asset-backed security” if there are any non-performing assets.

As a result, the Company believes that Class A Interests may be offered and sold under Regulation A in this Offering.

Definition of “Asset-Backed Security” in Exchange Act

Section 3(a)(79) of the Exchange Act defines “asset-backed security” as:

A fixed-income or other security collateralized by any type of self-liquidating financial asset (including a loan, a lease, a mortgage, or a secured or unsecured receivable) that allows the holder of the security to receive payments that depend primarily on cash flow from the asset, including—

•	A collateralized mortgage obligation;

•	A collateralized debt obligation;

•	A collateralized bond obligation;

•	A collateralized debt obligation of asset-backed securities;

•	A collateralized debt obligation of collateralized debt obligations; and

•	A security that the SEC, by rule, determines to be an asset-backed security.

There are three reasons why we believe the Class A Interests should not be treated as “asset-backed securities” within the meaning of section 3(a)(79) of the Exchange Act.

First, the Class A Interests are not “collateralized” in any way.

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Second, payments to the holders of the Class A Interests do not “depend primarily on cash flow from the asset.” All of the purchased mortgages are, by definition, non-performing and therefore generating very little cash flow, if any. The Company estimates that less than 10% of its total revenue reflects normal monthly payments made with respect to the purchased mortgages. Instead, the Company’s revenue, and the cash flow to holders of the Class A Interests, consists mainly of (i) the proceeds of sales of real estate acquired through cooperative resolutions (i.e., deeds in lieu of foreclosure) or through foreclosure, (ii) proceeds from reselling purchased loans which have been modified, and (iii) payments made in settlement of purchased loans. The Company does not passively collect cash flow, but actively manages a portfolio, turning non-performing loans into cash.

Third, we believe the Class A Interests are not the kinds of securities that Congress or the SEC had in mind when section 3(a)(79) of the Exchange Act was enacted.

The SEC has described “asset-backed securities” as follows:

Asset-backed securities (ABS) are created by buying and bundling loans – such as residential mortgage loans, commercial loans or student loans – and creating securities backed by those assets, which are then sold to investors. Often, a bundle of loans is divided into separate securities with different levels of risk and returns. Payments on the loans are distributed to the holders of the lower-risk, lower-interest securities first, and then to the holders of the higher-risk securities.

In a basic securitization structure, an entity, often a financial institution and commonly known as a “sponsor,” originates or otherwise acquires a pool of financial assets, such as mortgage loans, either directly or through an affiliate. It then sells the financial assets, again either directly or through an affiliate, to a specially created investment vehicle that issues securities “backed” or supported by those financial assets, which securities are “asset-backed securities.” Payment on the asset-backed securities depends primarily on the cash flows generated by the assets in the underlying pool and other rights designed to assure timely payment, such as liquidity facilities, guarantees or other features generally known as credit enhancements. The structure of asset-backed securities is intended, among other things, to insulate ABS investors from the corporate credit risk of the sponsor that originated or acquired the financial assets [. . . .] Because the issuing entity is designed to be a passive entity, one or more “servicers,” often affiliated with the sponsor, are generally necessary to collect payments from obligors of the pool assets, carry out the other important functions involved in administering the assets and to calculate and pay the amounts net of fees due to the investors that hold the asset-backed securities to the trustee, which actually makes the payments to investors.

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In contrast to this description:

•	There are no “tranches” of Class A Interests.

•	The returns of the Class A Interests are not tied to the returns of the Company’s assets.

•	The Company’s assets will consist primarily of non-performing loans.

•	There are no mechanisms designed to assure timely payment, such as liquidity facilities, guarantees or other credit enhancements.

•	The structure of the Company does not involve creating a bankruptcy-remote entity like a trust.

•	The issuing entity, the Company, is not a passive participant.

For all of these reasons, the Company believes that the Class A Interests should not be treated as “asset-backed securities” under section 3(a)(79) of the Exchange Act and, accordingly, that the Company will not be subject to the onerous reporting obligations that would otherwise apply.

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SUMMARY OF OPERATING AGREEMENT

The Company is governed by an agreement captioned “Limited Liability Company Agreement” dated January 21, 2016, which we refer to as the “Operating Agreement.” The following summarizes some of the key provisions of the Operating Agreement. This summary is qualified in its entirety by the Operating Agreement itself, which is included as Exhibit 1A-2B.

Formation and Ownership

The Company was formed in Delaware on January 21, 2016 pursuant to the Delaware Limited Liability Company Act.

The Organizational Chart attached as Exhibit 1A-15 illustrates the ownership of the Company.

Classes of Ownership

Under the Operating Agreement, ownership interests in the Company are referred to as “Interests,” while the owners are referred to as “Members.”

The Operating Agreement creates two “classes” of Interests in the Company:

•	Class A Interests

•	Class M Interests

Members who own Class A Interests are referred to as “Class A Members” while those who own Class M Interests are referred to as “Class M Members.”

The Managing Member will own all of the Class M Interests. The Class A Interests will be owned by Investors who purchase the Class A Interests in the Offering. The Managing Member and its affiliates might also acquire Class A Interests (on the same terms as other Investors).

The Managing Member purchased its Class M Interest for $10,000, while Investors will acquire their Class A Interests in this Offering.

The Class A Interests and the Class M Interests have different rights to distributions, as described under “Distributions” below. Otherwise, there are no differences between the Class A Interests and the Class M Interests.

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Management

The Managing Member has complete discretion over all aspects of the business conducted by the Company, including the business conducted by the Company. For example, the Managing Member may (i) admit new members to the Company; (ii) enter into contracts of any kind; (iii) borrow money; (iv) determine the timing and amount of distributions to Members; (v) determine the information to be provided to the Members; (vi) grant liens and other encumbrances on the assets of the Company; (vii) negotiate with homeowners; (viii) sell or otherwise dispose of or assets; and (ix) dissolve the Company. Investors who purchase Class A Interests not have any right to vote on any issue, or to remove the Managing Member.

Exculpation and Indemnification of Managing Member

The Operating Agreement protects the Managing Member and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Managing Member will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Managing Member’s (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of, its duties under the Operating Agreement. This limitation on the liability of the Managing Member and other parties is referred to as “exculpation.”

The Operating Agreement also requires the Company to indemnify (reimburse) the Managing Member, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Managing Member on a matter related to the Company’s business, the Company would be required to indemnify the Managing Member for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Managing Member or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in Article IX of the Operating Agreement.

Obligation to Contribute Capital

Once an Investor pays for his Class A Interest, he will not be required to make any further contributions to the Company or the Company. However, if an Investor has wrongfully received a distribution he might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

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Distributions

All distributions to the Members from the Company, including distributions in liquidation, will be made in the following order of priority:

•	First, Class A Members (i.e., Investors) will receive a return of 12% per year.

•	Second, Class A Members will receive a full return of their capital.

•	Third, Class M Members will receive all further distributions.

The Managing Member must endeavor to ensure that the Class A Members receive a full return of their capital within five years (possibly before five years).

IMPORTANT NOTE:  There is no guaranty that the Company will have enough money to pay Investors a 12% annual return, or even to return their capital.

Transfers

No Member may transfer his Class A Interest without the consent of the Managing Member, except in the case of a natural person who dies or becomes incompetent, and whose Class A Interest is transferred by operation of law. The Managing Member may impose conditions before allowing a transfer.

Limited Right of Liquidity

Any Member may ask the Managing Member to either purchase or arrange for the purchase of the Class A Interest owned by the Member, for an amount equal to the original purchase price reduced by any distributions of capital the Member has received to date. There is no guaranty that the Managing Member will be able to accommodate these requests. If the Managing Member is able to accommodate such a request, the rate of return of the Member who sells his Class A Interest will be reduced below 12%.

Mandatory Withdrawal

The Managing Member may require an Investor to withdraw from the Company, in effect kicking the Investor out of the deal.

Death, Disability, Etc.

If an Investor should die or become incapacitated, he or his successors will continue to own his Class A Interest.

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Fees to Managing Member and Affiliates

The Company will pay a monthly management fee to the Managing Member equal to 0.1667% of the total capital accounts of the Members, or about 2% per year, plus $60 per year for each active asset. The Managing Member will be responsible for the compensation of AHP Capital Management LLC, the investment adviser to the Company.

“Drag-Along” Right

If the Managing Member wants to sell the business conducted by the Company, it may effect the transaction as a sale of the assets owned by the Company or as a sale of all the Interests in the Company. In the latter case, Investors will be required to sell their Class A Interests as directed by the Managing Member, receiving they same amount they would have received had the transaction been structured as a sale of assets.

Rights to Information

Each year, the Company will provide Members with (i) a statement showing in reasonable detail the computation of the amount distributed to the Members, (ii) a balance sheet of the Company, (iii) a statement of the income and expenses of the Company, and (iv) information for Members to prepare their tax returns. The balance sheet and statement of income and expenses do not have to be audited, at least for purposes of the Operating Agreement.

In addition, each year the Company will provide Investors with a detailed statement showing:

•	The management fees paid to the Managing Member;

•	Any other fees paid to the Managing Member or its affiliates, including the Investment Manager; and

•	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

By law, the Company also will be required to provide investors with additional information, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If Class A Interests are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the Governing Documents.

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Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the Operating Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

•	Cure ambiguities or inconsistencies in the Operating Agreement;

•	Add to its own obligations or responsibilities;

•	Change the name of the Company;

•	Ensure that the Company (including the Company) satisfies applicable laws, including tax and securities laws;

•	For other purposes the Managing Member deems advisable.

However, the Managing Member may not adopt any amendment that would reasonably be expected to have an adverse effect on the Company or its Members, without the consent of a majority of the Members, measured by capital accounts.

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FEDERAL INCOME TAX CONSEQUENCES

The following summarizes some of the Federal income tax consequences of acquiring a Class A Interest in the Company, which we refer to as a “Class A Interest.” This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the Federal income tax consequences of acquiring a Class A Interest, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for Federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for Federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of Federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to Federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the Operating Agreement.

Deduction of Losses

The Company is not expected to generate significant losses for Federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income passive from passive activities.

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Tax Basis

Code section 704(d) limits an Investor’s loss to his tax “basis” in his Class A Interest. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Class A Interest). Thereafter, his basis generally will be increased by further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Class A Interest), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

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The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interests would include, for example, interest paid by an Investor on a loan that was incurred to purchase a Class A Interest and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among all of the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of Company liabilities is decreased (for example, if Company repays loans or an owner disposes of Class A Interest) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

Allocations of Profits and Losses

The profits and losses of the Company will be allocated among all of the owners of the Company (including the Investors) by the Managing Member pursuant to the rules set forth in the Operating Agreement. In general, the Managing Member will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

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Sale or Exchange of Class A Interests

In general, the sale of a Class A Interest by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Interest were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of a Class A Interest, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers a Class A Interest at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

A gift of a Class A Interest will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to Federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Interest against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of a Class A Interest by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Interest equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Class A Interest. Any such gain generally will be considered as gain from the sale of his Class A Interest.

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Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his share of Company’s income and losses for the taxable year of such owner that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of a Class A Interest or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from Federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his Federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of a Class A Interest. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor’s personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

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Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Managing Member will serve as the “tax matters partner” of the Company and will generally control all proceedings with the IRS.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes, and does not address the impact of other taxes on an investment in the Company, including Federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was created on January 21, 2016. The Company has not conducted any business and therefore has no operating results.

Liquidity and Capital Resources

The Company is seeking to raise up to $50,000,000 of capital in this Offering by selling Class A Interests to Investors.

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the loans and other property owned by the Company. Typically, we are able to borrow approximately 75% of the purchase price of loans.

The Company does not currently have any capital commitments. We expect to deploy most of the capital we raise in the Offering in buying loans, as described in the “Use of Proceeds” section on page 28.  Should we need more capital for any reason, we could either sell more Class A Interests or sell other classes of securities. In selling Class A Interests or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company will operate in the manner described in the “Our Company and Business” section starting on page 9.

Whether we raise $50,000,000 in the Offering or something less, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $50,000,000, we will simply buy fewer loans. Although we might decide to raise more capital, we know of no reason why we would need to.

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Names, Ages, Etc.

Name	Position *	Age	Term of Office	Approximate Hours Per Week If Not Full Time *
Executive Officers
Jorge Newbery	Chief Executive Officer and Manager of Managing Member	49	Mr. Newbery will remain in office until he resigns or is removed	Full Time
Echeverria Kelly	Chief Operating Officer	46	Ms. Kelly will remain in office until she resigns or is removed.	Full Time
Significant Employees
Orasio Becerra	Director of Finance and Analytics	37		25 hours/week
Jeremy Shellman	Chief Resolution Officer	41		Full Time
Alex Thornton	Loan Analyst	28		Full Time
Jake Laffey	Sr. Asset Manager	26		Full Time

*The Company itself has no employees. The positions and hours described in this chart relate to services performed for the Investment Manager, unless otherwise indicated.

Family Relationships

Mr. Newbery and Ms. Kelly are married. There are no other family relationships among the Executive Officers and Significant Employees.

Ownership of Related Entities

Mr. Newbery owns 90.1% of Neighborhoods United, LLC, a limited liability company formed under the laws of Ohio, which we refer to as “Neighborhoods United,” while Ms. Kelly owns the remaining 9.9%. Neighborhood United in turn owns 100% of both American Homeowner Preservation Management, LLC, which is the Managing Member, and AHP Capital Management LLC, which is the Investment Manager. Mr. Newbery and Ms. Kelly thereby control all aspects of the business of the Company in general and the Company in particular.

American Homeowner Preservation, LLC, or “AHP,” is a limited liability company organized under the laws of Delaware. AHP is related to the Company in the following ways:

•	The Managing Member of the Company is also the managing member of AHP.

•	The Investment Manager of the Company is also the investment manager of AHP.

•	The Managing Member owns an equity interest in AHP, just as it owns an equity interest in the Company.

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Business Experience

Mr. Newbery

Mr. Newbery was the President of Budget Real Estate Inc. from 1995 until 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

From 1992 until 1995, Mr. Newbery co-founded and operated a mortgage company, Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide and had a net worth he estimated in the tens of millions of dollars. Then financial disaster struck in the form of an ice storm on Christmas Eve 2004, which devastated Mr. Newbery’s largest holding, the 1,100-unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in litigation with the insurer, and although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt.

The experience led Mr. Newbery to a new purpose in life:  to help others crushed by unaffordable debt. He started AHP in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009 AHP transitioned to a for-profit entity, but even today Mr. Newbery operates AHP and the Company with a dual purpose:  to earn returns for Investors, but also to help struggling homeowners keep their homes.

Ms. Kelly

Ms. Kelly earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Kelly is a principal and minority owner of Neighborhoods United LLC, which owns both the Managing Member and the Investment Manager. Ms. Kelly oversees the day-to-day operations of the Company and AHP, where she is responsible for creating operations strategy and policies to ensure the growth and scalability of operations. Among other things, she is responsible for selecting and implementing systems, talent acquisition and process improvement.

Mr. Becarra

Mr. Becerra earned his B.S., in Finance from University of Illinois at Urbana-Champaign. He has over 15 years of financial and investment management experience with ABN Amro/LaSalle Bank, Bear Stearns, and Arch Bay Capital, where he managed fixed income portfolios of over $30 billion as well as NPL portfolios worth of over $3.5 billion.

At AHP, Mr. Becerra is responsible for financial and management reporting, financial modeling, acquisition pricing, and financial data infrastructure.

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Mr. Shellman

Before joining AHP and the Company, Mr. Shellman had over twenty years of experience in all phases of real estate contracting and development. He has purchased, renovated and returned to service dozens of vacant homes, as well as developed larger residential and commercial projects.

Mr. Shellman manages the Asset Management and Litigation Resolution teams, where he is responsible for the rapid and accurate flow of assets post-acquisition through resolution.

Mr. Thornton

Mr. Thornton holds an MBA from Cal Poly San Luis Obispo with a Master of Intellectual Property from John Marshal Law School. Before joining AHP and the Company, Alex was a loan processor and underwriter for American Internet Mortgage, a residential mortgage originator.

Mr. Laffey

Mr. Laffey graduated summa cum laude from North Park University with a B.S. in Business and Economics with a concentration in finance.

Mr. Laffey oversees our portfolios and strives to find the best solutions that promptly resolve assets. In finding resolutions, Jake communicates with borrowers and real estate agents nationwide on a daily basis.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Mr. Newbery continues to be involved in legal proceedings stemming from the collapse of his real estate holdings in 2005-6.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Overview

The people who run the Company make money in (only) two ways:  they receive compensation through the management fee paid to the Managing Member; and they receive distributions by owning a Class M Interest in the Company (but only after Investors have been paid in full). Both of these forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Jorge Newberry, the Chief Executive Officer of the Managing Member, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the management fee paid to the Managing Member. The same is true for all of the other executive officers.

Management Fee Paid to Managing Member

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus a monthly fee of $60 for each active asset (loan). The “capital account” of a Member will generally be equal to the amount the Member paid for his or her interest in the Company, minus the amount of capital that has been returned to the Member.

The amount of the management fee will therefore depend on four factors:

•	How much capital is raised in the Offering;

•	How many loans the Company purchases;

•	When these loans are disposed of; and

•	How much capital has been returned to Members, if any.

Here are some illustrations of how the monthly management fee would be calculated:

Capital Accounts At End of Month	Active Loans At End of Month	Management Fee For That Month
$15,267,901.27	307	$43,871.59
$35,919,765.01	698	$101,758.25
$1,267,846.19	27	$3,733.50
$42,175,926.79	867	$122,327.27
$22,849,700.52	482	$67,010.45

Those figures are only to illustrate the calculation. It is impossible to predict accurately how much the Managing Member will receive as management fees.

Page | 49

Ownership Interest of Managing Member

The ownership interests in the Company are referred to as “Interests.” the Company will have two kinds of Interests:  “Class A Interests” and a “Class M Interest.” Investors will own the Class A Interests, while the Managing Member will own 100% of the Class M Interest.

As the owner of the Class M Interest, the Managing Member will have the right to receive 100% of the profits of the Company after Investors receive their 12% annual return and a return of all of their capital. The amount of the profits the Managing Member will receive from owning its Class M Interest therefore depends on a number of factors, including:

•	How much capital is raised in the Offering;

•	The investment returns the Company is able to achieve;

•	When those returns are achieved (the Company might not achieve the same return every year);

•	When the Company distributes money to Investors; and

•	The amount of expenses the Company incurs.

Given these variables, it is impossible to predict with any accuracy how much money the Managing Member will make from owning a Class M Interest in the Company.

Report to Investors

No less than one per year, the Company will provide Investors with a detailed statement showing:

•	The management fees paid to the Managing Member;

•	Any other fees paid to the Managing Member or its affiliates, including the Investment Manager; and

•	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Page | 50

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Managing Member and its affiliates and owners during each stage, are as follows:

Stage	Compensation
Organization	None
Acquisition of Loans	Management Fee
Operation	• Management Fee • Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital
Liquidation	Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital

Page | 51

VOTING RIGHTS OF OWNERS

Under the Operating Agreement, the Managing Member has full control over all aspects of the business of the Company, except that investment decisions are made by the Investment Advisor. Investors will not be entitled to vote on any matter involving the Company or the Company.

Both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC) are wholly-owned by Neighborhoods United, LLC, a limited liability company formed under the laws of Ohio, which we refer to as “Neighborhoods United.” Jorge Newbery, the Chief Executive Officer of the Company, owns 90.1% of Neighborhoods United while Echeverria Kelly, his wife, owns the remaining 9.9%.

Thus, all voting rights in the Company are owned by Mr. Newbery and Ms. Kelly.

Page | 52

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Jorge Newbery is the Chief Executive Officer of the Company and his wife, Echeverria Kelly, is the Chief Operating Officer. Both receive compensation from the Company. In addition, Mr. Newbery and Ms. Kelly together own 100% of the interests of Neighborhoods United, LLC, a limited liability company we refer to as “Neighborhoods United,” which in turn owns 100% of both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC).

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan).  The Managing Member will in turn pay the Investment Advisor. The amount of the compensation paid to the Managing Member and the Investment Advisor will depend on the amount of capital raised in the Offering and the speed with which it is returned to Investors.

Page | 53

American Homeowner Preservation 2015A+, LLC
Delaware Limited Liability Company

Financial Statements and Independent Auditor’s Report

January 22, 2016

Page | 54

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-1-F-2

FINANCIAL STATEMENTS AS OF JANUARY 22, 2016 AND FOR THE PERIOD
FROM JANUARY 21, 2016 (INCEPTION) TO JANUARY 22, 2016:

Balance Sheet	F-3

Statement of Operations	F-4

Statement of Changes in Members’ Equity	F-5

Statement of Cash Flows	F-6

Notes to Financial Statements	F-7-F-13

To the Members of
American Homeowner Preservation 2015A+, LLC

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of American Homeowner Preservation 2015A+, LLC, which comprise the balance sheet as of January 22, 2016, and the related statements of operations, changes in members’ equity, and cash flows for the period from January 21, 2016 (inception) to January 22, 2016, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Homeowner Preservation 2015A+, LLC, as of January 22, 2016, and the results of its operations and its cash flows for the period from January 21, 2016 (inception) to January 22, 2016, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 to the financial statements, the Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits since inception, and has sustained a net loss of $2,000 for the period from January 21, 2016 (inception) to January 22, 2016. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado
January 29, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
BALANCE SHEET
As of January 22, 2016

ASSETS
Current Assets:
Cash	$500
Deferred offering costs	85,758
TOTAL ASSETS	$86,258

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$44,874
Advance from related party	33,384
Total Liabilities	78,258

Members' Equity
Class M Units, unlimited authorized, no par, 10,000 units issued and outstanding at January 22, 2016	10,000
Class A Units, unlimited authorized, no par, none issued and outstanding at January 22, 2016	-
Accumulated deficit	(2,000)
Total Members' Equity	8,000

TOTAL LIABILITIES AND MEMBERS' EQUITY	$86,258

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
STATEMENT OF OPERATIONS
For the period from January 21, 2016 (Inception) to January 22, 2016

Revenues:	$-
Operating Expenses:
Professional fees	2,000
Total Operating Expenses	2,000

Net Loss	$(2,000)

Weighted Average Units Outstanding
-Basic and Diluted	10,000
Net Loss per Unit
-Basic and Diluted	$(0.20)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
For the period from January 21, 2016 (Inception) to January 22, 2016

	Class M Units		Class A Units			Total
	Number of Units	Amount	Number of Units	Amount	Accumulated Deficit	Members' Equity

Balance at January 21, 2016 (inception)	-	$-	-	$-	$-	$-

Issuance of Class M Units to Managing Member	10,000	10,000	-	-	-	10,000
Net Loss	-	-	-	-	(2,000)	(2,000)
Balance at January 22, 2016	10,000	$10,000	-	$-	$(2,000)	$8,000

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
STATEMENT OF CASH FLOWS
For the period from January 21, 2016 (Inception) to January 22, 2016

Cash Flows From Operating Activities
Net Loss	$(2,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in deferred offering costs	(85,758)
Increase in accounts payable	44,874
Net Cash Used In Operating Activities	(42,884)

Cash Flows From Financing Activities
Issuance of Class M Units to Managing Member	10,000
Advances from related party	33,384
Net Cash Provided By Financing Activities	43,384

Net Change In Cash	500

Cash at Beginning of Period	-
Cash at End of Period	$500

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

NOTE 1: NATURE OF OPERATIONS

American Homeowner Preservation 2015A+, LLC (the “Company”), is limited liability company organized January 21, 2016 under the laws of Delaware.  The Company is wholly owned by its parent company and managing member, American Homeowner Preservation Management, LLC (the “Managing Member” or the “Parent”), a limited liability company organized under the laws of Delaware.

The Company was formed to purchase non-performing mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).  After purchasing a loan, the Company intends to reach out to the obligor on the mortgage loan to achieve a speedy resolution that is acceptable to both the obligor and the Company through one or more of the following resolutions:  A)  The obligor is able to refinance the mortgage loan and continue to reside in the underlying real estate; B)  Without refinancing, the Company accepts a discounted lump sum to sell the mortgage loan and the obligor continues to reside in the underlying real estate; C)  The Company will modify the terms of the mortgage loan and the obligor continues to reside in the underlying real estate; D)  Where the obligor cannot afford to stay in the real estate, the Company will take ownership of the underlying real estate, either on a consensual basis or through repossession by foreclosure, and sell it to another party. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Offering (as described in Note 6), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward these business purposes. There is no assurance that the Company will be able to successfully affect the Proposed Offering.

The Company has not commenced planned principal operations nor generated revenue as of January 22, 2016.  The Company’s activities since inception have consisted primarily of formation activities and preparations to raise additional capital as described in Note 6. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP) and Article 8 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (SEC).

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance and current economic conditions.  There are no accounts receivable or associated allowances for doubtful accounts established as of January 22, 2016.

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000.  No property and equipment has been recorded as of January 22, 2016.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. As of January 22, 2016 there were no financial instruments outstanding.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk consist of its cash. The Company will place its cash and cash equivalents with financial institutions of high credit worthiness and has a policy to not carry a balance in excess of FDIC insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Revenue and Cost Recognition

The Company earns revenues by selling purchased mortgage loans and through interest earned from obligors on purchased mortgage loans held by the Company.  The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured.  No revenues have been earned or recognized as of January 22, 2016.

Expenses are recognized as incurred.  Management fees are recognized as incurred on a monthly basis in accordance with the accrual basis of accounting and are based on the aggregate capital accounts of the members as of the last day of each calendar month.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture.  The Company presents basic and diluted net earnings or loss per unit.  Basic and diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of January 22, 2016.  As a result, diluted net loss per unit is the same as basic net loss per unit for the period ended January 22, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.  The Company has not incurred significant organizational costs as of January 22, 2016.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering". Deferred Offering Costs consist principally of legal fees incurred in connection with the Proposed Offering discussed in Note 6.  Prior to the completion of the Proposed Offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to members’ equity upon the completion of the Proposed Offering or to expense if the Proposed Offering is not completed.

Income Taxes

The Company is a limited liability company.  Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members.  Therefore, no provision for income tax has been recorded in the statements.  Income from the Company is reported and taxed to the members on their individual tax returns.

The Company accounts for income taxes under FASB ASC 740, Income Taxes. FASB ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. FASB ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

NOTE 3:  MEMBERS’ EQUITY

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The Interests in the Company are divided into two classes of interest: “Class A Interests” and “Class M Interests.” All of the Class M Interests shall be owned by the Managing Member, as defined in Note 5. The Class A Interests shall be owned by members whose subscriptions are accepted by the Managing Member to own Class A Interests, which may include the Managing Member and/or its affiliates. Members owning a Class A Interest are referred to as “Class A Members” and members owning a Class M Interest are referred to as “Class M Members.” The Class A Interest of a Class A Member shall be equal to a fraction, the numerator of which is such Class A Member’s Capital Contribution to the Company and the denominator of which is the aggregate of all Capital Contributions made to the Company.

The Managing Member shall manage and conduct the business and affairs of the Company, in accordance with the operating agreement. No other member shall participate in the management of the Company.  Therefore, Class A Members have no voting rights.

Each Class A Member shall make a Capital Contribution to the Company in an amount determined by the Managing Member. The Managing Member has made a Capital Contribution of $10,000 to the Company in exchange for its Class M Interest, as described in Note 5.  The number of interests and capital accounts in the Company are unlimited; however, the Company is limited to no more than $50,000,000 in capital contributions during any period of twelve month period.

All distributions made by the Company, including but not limited to distributions in liquidation, are to be made in the following order of priority:  A)  First, the Company is to distribute to each Class A Member an amount equal to the Class A Preferred Return as defined below;  B)  Second, the Company is to distribute to each Class A Member an amount equal to such Class A Member’s Unreturned Investment as defined below; and C):  Third, the Company is to distribute the balance to the Class M Members.

For the purposes of the foregoing paragraph, the following definitions apply:

•
Class A Preferred Return:  An amount such that, as of the date of any distribution, such Class A Member has received a compounded return of 12% with respect to such Class A Member’s Unreturned Investment since the date of such Class A Member’s capital contribution.

•	Unreturned Investment: Class A Member’s capital contribution, reduced by previous distributions made to such Class A Member.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

NOTE 4:  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, has not generated any revenues or profits since inception, and has sustained a net loss of $2,000 for the period from January 21, 2016 (inception) to January 22, 2016.  The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing from its members and/or third parties, including through the Proposed Offering described in Note 6.  It plans to incur significant costs in pursuit of its Proposed Offering.   No assurance can be given that the Company will be successful in these efforts.  These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 5:  RELATED PARTIES

American Homeowner Preservation Management, LLC (the “Managing Member”) is the managing member of the Company. The Managing Member shall manage and conduct the business and affairs of the Company, in accordance with its operating agreement.  No other member shall participate in the management of the Company.   The Managing Member made a capital contribution of $10,000 to the Company in exchange for its Class M Interest, consisting of 10,000 Class M Units.

The Company will bear a monthly management fee equal to 0.1667% (2% annually) of the aggregate capital accounts of the members as of the last day of each calendar month, plus an annual fee equal to $60 for each active asset of the company. Such management fee shall be paid to the Managing Member no later than the fifteenth (15th) day of the following month. The Managing Member shall be responsible for the compensation of the Investment Adviser.  The Company will also bear fees, costs, and expenses as reasonably determined by the Managing Member.

AHP Capital Management LLC (the “Investment Adviser”), a company affiliated with management, shall provide investment advisory services to the Company pursuit to an agreement between the Investment Adviser and the Company.  The Investment Adviser will also pay all expenses incurred by the Company until sufficient capital is accumulated to support the planned principal operations.  As of January 22, 2016, the Investment Adviser has advanced $33,384 to the Company related to expenses paid on the Company’s behalf.  Such advances are recorded to the balance sheet as an Advance from Related Party and include certain payments made on the Company’s behalf prior to formation of the Company.  All activity and balances related to or on behalf of the Company were transferred into the Company effective on the inception date, and accordingly are reflected as activity on the inception date.  All such expenses were allocated under the specific identification method as the Company has not yet commenced substantial operations to warrant the allocation of any common expenses.  Management asserts that the allocation methodology is reasonable and reflects management’s estimate of what the expenses would have been on a stand-alone basis.

NOTE 6:  PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for sale under Regulation A up to $50,000,000 of its Class A Interests.  Such Class A Interests are proposed to carry a five year term and 12% annual return.  Purchasers of a Class A Interest are referred to herein as Investors.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

After paying all expenses, the Company intends to make distributions each month in the following order of priority:

•	First, the Company intends to distribute a return of 12% per year of Investors’ invested capital.

•	Second, the Company intends to return all of Investors’ invested capital.

•	Third, after Investors have received a 12% annual return and all invested capital, the Company will allocate all remaining profits to the Class M members.

Under the terms of the Proposed Offering, the five year term on the Class A Interests is a maximum period, where Investors are to have received a full return of their capital and all stated returns no later than the fifth anniversary of the purchase date, contingent upon the sufficiency of cash flows and profits of the Company. The term can expire earlier than five years should cash flow allow the Company to redeem the units through return of invested capital and all associated returns prior to the fifth anniversary of the purchase date.

None of the proposed returns are guaranteed. Investors will receive distributions only if the Company is able to generate sufficient profits to facilitate distribution in accordance with the proposed terms.  There is presently no secondary market for Company’s Units and therefore the Company cannot guarantee that its securities will ever be tradeable on an exchange or have any other liquidity.  This offering is not yet finalized nor qualified by the Securities Exchange Commission (SEC) and is subject to changes.

NOTE 7:  RECENT ACCOUNTING PRONOUNCEMENTS

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and members’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016.  Early adoption is permitted.  The Company has not elected to early adopt this pronouncement.

See accompanying Independent Auditor’s Report

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC
NOTES TO THE FINANCIAL STATEMENTS
As of January 22, 2016 and for the period from January 21, 2016 (Inception) to January 22, 2016

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 8:  SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 29, 2016, the date the financial statements were available to be issued.  Based on the evaluation, no material events were identified which require adjustment or disclosure, with the exception of the Proposed Offering described in Note 6.

See accompanying Independent Auditor’s Report

GLOSSARY OF DEFINED TERMS

AHP	American Homeowner Preservation, LLC, an affiliate of the Company.
Class A Interests	The interests in the Company that are being offered to the public in the Offering.
Class M Interest	The Interest in the Company owned by the Managing Member.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	American Homeowner Preservation 2015A+, LLC, a limited liability company formed under the laws of Delaware.
HSLLC	Home Servicing, LLC, the third party currently used by the Company to service loans.
Interest	The ownership interests in the Company, which are divided into two classes: Class A Interests and Class M Interests.
Investment Manager	AHP Capital Management, LLC, a limited liability company formed under the laws of Ohio.
Investor	Anyone who purchases a Class A Interest in the Offering.
Loans	Loans purchased or originated by the Company, typically loans that are secured by a mortgage on residential real estate and delinquent in payment.
Managing Member	American Homeowner Preservation Management, LLC, a limited liability company formed under the laws of Delaware.
Members	The owners of the Company. Under the Delaware Limited Liability Company Act, the owners of a limited liability company are referred to as “members.”
Neighborhoods United	Neighborhoods United, LLC, a limited liability company formed under the laws of Ohio.
Offering	The offering of Class A Interests to the public, pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company, the Company, and the Offering.
Operating Agreement	The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated January 21, 2016.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Site	The Internet site located at www.AHPFund.com.
Trust	American Homeowner Preservation Trust, a Delaware Statutory Trust.
Trust Agreement	The Amended and Restated Trust Agreement by and among the Company, AHP, the Investment Manager, and U.S. Bank Trust National Association.
U.S. Bank	U.S. Bank Trust National Association.

Page | 55

FORM 1-A
Regulation A Offering Statement
Part III – Exhibits

American Homeowner Preservation, LLC
819 South Wabash Avenue, Suite 606
Chicago, Illinois  60605
(800) 555-1055
www.ahpfund.com

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2B	Operating Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated January 21, 2016.

Exhibit 1A-6A	Investment Management Agreement – The agreement captioned “Investment Advisory and Management Services Agreement” between the Company and AHP Capital Management LLC, dated January 27, 2016.

Exhibit 1A-6B	Servicing Agreement – The agreement captioned “Flow Special Servicing Agreement” between the Company and Home Servicing, LLC, dated December 22, 2015.

Exhibit 1A-6C	Trust Agreement – The agreement captioned “Amended and Restated Trust Agreement” by and among the Company, AHP Capital Management LLC, and U.S. Bank Trust National Association, dated October 29, 2014.

Exhibit 1A-11	Consent of Independent Auditor

Exhibit 1A-12	Legal opinion of Flaster/Greenberg P.C.

Exhibit 1A-2A	Certificate of Formation

Exhibit 1A-6E	Investment Agreement

Exhibit 1A-15	Organizational Chart of the Company

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 19, 2016.

American Homeowner Preservation 2015A+, LLC

By	/s/ Jorge Newbery
Jorge Newbery, Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jorge Newbery
Jorge Newbery, Manager
American Homeowner Preservation Management, LLC, Managing Member
February 19, 2016